Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Second Quarter 2021 Results

NEW YORK, NY, July 30, 2021 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the "Company," or "our") (NYSE: MITT) today reported financial results for the quarter ended June 30, 2021.

Q2 2021 PERFORMANCE AND HIGHLIGHTS

•$15.19 Book Value per share and $14.72 Adjusted Book Value per share as of June 30, 2021 compared to $14.78 and $14.28 as of March 31, 2021, respectively(1)(2)
◦Increase of approximately 3% from March 31, 2021 primarily as a result of MTM gains on credit assets
◦Quarterly economic return of 4.6%(3)
•$2.0 billion Investment Portfolio compared to $1.9 billion as of March 31, 2021(4)(5)
◦Quarterly Non-QM Loan purchases of $446 million from Arc Home and third parties
◦Continued to reallocate capital; Non-QM Loans increased to 37% of our investment portfolio from 19% as of March 31, 2021
•$1.8 billion of Financing compared to $1.6 billion as of March 31, 2021(a)
◦$1.3 billion of MTM recourse financing and $0.5 billion of non-MTM non-recourse financing compared to $1.2 billion and $0.4 billion, respectively, as of March 31, 2021(a)
•2.2x Economic Leverage Ratio as of June 30, 2021 compared with 2.6x as of March 31, 2021(6)
◦Reflective of TBA short positions entered into during the quarter and excludes financing related to trade receivables outstanding at quarter end
•$70.8 million of total liquidity, inclusive of $64.0 million of cash and $6.8 million of unencumbered Agency RMBS, compared to total liquidity of $51.6 million as of March 31, 2021
•$0.70 and $0.00 of Net Income and Core Earnings per diluted share, respectively(2)
◦Compared to $2.74 and $0.25 per share, respectively, for the first quarter of 2021(2)
◦Q2 2021 Core Earnings does not include $1.4 million of gains recorded by Arc Home in connection with the sale of residential mortgage loans to us
•2.7% Net Interest Margin consistent with 2.7% as of March 31, 2021(7)

(a) As of June 30, 2021, total financing of $1.8 billion includes financing arrangements of $1.3 billion, collateralized by various asset types in our investment portfolio, and securitized debt of $0.5 billion, collateralized by Non-QM Loans and Re/Non-Performing Loans. As of March 31, 2021, total financing of $1.6 billion includes financing arrangements of $1.3 billion, collateralized by various asset types in our investment portfolio and securitized debt of $0.3 billion, collateralized by Re/Non-Performing Loans.

MANAGEMENT REMARKS

"We are pleased with the results we achieved during the quarter as we made significant progress in our transition to a company focused on residential mortgage origination and securitization," said David Roberts, Chief Executive Officer. "Adjusted book value increased approximately 3% from the first quarter driven by asset appreciation on our residential and commercial investments."

"During the quarter, we were active in purchasing $446 million of Non-QM Loans from various originators, as well as participating in two Non-QM securitizations, which is in line with our forward-looking strategy. Our mortgage affiliate Arc Home also continued to grow its Non-QM production, originating $376 million during the quarter," said T.J. Durkin, President. Mr. Durkin also added, "Additionally, we executed another preferred stock exchange offer and raised approximately $3.1 million through the issuance of 0.2 million shares of common stock."

Q2 2021 ACTIVITY

Investment and Financing Activity
•MITT purchased $446 million of Non-QM Loans, increasing our concentration in this asset class to 37% of our investment portfolio
◦Arc Home originated $376 million of Non-QM Loans during the quarter
•Participated in a rated securitization in which $224 million of Non-QM Loans were securitized, converting financing to non-MTM, non-recourse financing
◦Forecasted return on equity of 14 - 18% post-securitization
•Through an unconsolidated joint venture in which we own a 44.6% interest, participated in a rated securitization alongside other Angelo Gordon funds, in which $171 million of Non-QM Loans were securitized, converting financing to non-MTM, non-recourse financing
•Net proceeds of $244 million from net sales and purchases of Agency RMBS, Non-Agency RMBS, and CMBS during the quarter
◦Sold all remaining CMBS subsequent to quarter end for gross proceeds of $34 million

Capital Activity
•Declared a second quarter common dividend of $0.21 per share(a)
•Declared and paid $4.7 million of preferred dividends during the quarter
•Raised $3.1 million through issuance of 0.2 million shares of common stock through ATM program at an average price of $14.21 per share(a)
•Exchanged 0.2 million of preferred shares for 0.4 million of common shares in a private exchange offer(a)
◦Since Q4 2020, exchanged $51 million, or 18%, of par value
•Completed a 1-for-3 reverse stock split effective July 22, 2021(a)

(a) Common share and per share amounts in this release have been adjusted on a retrospective basis to reflect the reverse stock split.

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of June 30, 2021(4)(5):

($ in millions)	Fair Value	Percent of Fair Value	Allocated Equity(8)	Percent of Equity
Residential Investments(a)	$1,172.8	59.6%	$313.1	67.2%
Commercial Investments	93.9	4.8%	53.3	11.4%
Agency RMBS(a)	699.6	35.6%	99.5	21.4%
Total	$1,966.3	100.0%	$465.9	100.0%
(a) As of June 30, 2021, the table above includes fair value of $139.6 million of Residential Investments and $0.3 million of Agency RMBS that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet. These Residential Investments include $77.7 million of Non-QM Loans, $44.0 million of Re/Non-Performing Loans, and $17.9 million of Land Related Financing.

Investment Portfolio Highlights
•Continued to focus on growing our portfolio of Residential Investments
•Participated in two rated Non-QM securitizations
•Increased level of Non-QM purchases from both third-party originators as well as Arc Home, purchasing $446 million of Non-QM Loans
•Sold Agency RMBS, Non-Agency RMBS, and CMBS for aggregate net proceeds of $244 million to continue reallocating capital to our Non-QM portfolio
•Ample liquidity for reinvestment

COMMERCIAL INVESTMENTS ACTIVITY

Commercial Portfolio Update
•Fully exited our CMBS portfolio in July 2021
◦Sold Freddie Mac K-Series positions for total proceeds of $16.8 million
◦Subsequent to quarter end, sold the remaining Single-Asset/Single-Borrower portfolio for proceeds of $33.7 million

•After exiting our CMBS portfolio our remaining exposure to commercial assets is limited to two commercial loans, Commercial Loan K and Commercial Loan L (~3% of our total investment portfolio)

Commercial Real Estate Portfolio Update
•Commercial Loan K is a construction loan related to a recently completed and fully open hotel. The borrower is currently in maturity default given the initial maturity was in May 2021 and MITT, alongside the broader consortium of lenders, is working with the sponsor on a productive resolution near term. There is no guarantee that such resolution will occur within the timeframe anticipated or at all.
•Commercial Loan L was modified in September 2020 providing a 12-month interest deferral period. Deferred interest will become due in Q3 and operating metrics have continued to improve during 2021.

NON-QM LOAN SNAPSHOT

•Since January 2021, directly acquired $654.7 million of Non-QM Loans, of which $256.7 million were acquired from Arc Home
◦$224 million financed with non-MTM, non-recourse debt through a recent securitization
◦Expect to continue programmatic securitizations
◦Forecasted return on equity of 14 - 18% post-securitization
◦Increased maximum uncommitted borrowing capacity in July 2021 to $1.1 billion to finance the acquisition of Non-QM Loans
•Securitized $171 million of Non-QM Loans invested alongside other Angelo Gordon funds within an unconsolidated joint venture(a)
◦Remaining assets held within this entity are primarily retained interests from prior securitizations
◦The entity maintains call rights related to securitizations

(a) MITT's ownership of this equity method investees is approximately 44.6%.

RE/NON-PERFORMING LOAN SNAPSHOT

The below provides a summary of our Re/Non-Performing Loan portfolio:

•The collateral performance relatively stable over last 12 months, with approximately 76% of the portfolio re-performing and approximately 24% non-performing (greater than 60 days past due)
◦22% of non-performing loans are making payments
•The portfolio is currently prepaying at approximately 12% on average with CPRs steadily increasing from a COVID low of 4%
•We have liquidated 32% of the portfolio since June 2020 through re-performing loan sales and continued asset management focus
◦61% due to opportunistic loan sales; 27% due to full principle pay-offs; 12% through default activities
•Provided COVID related assistance to 27% of borrowers
◦60% are contractually current; 15% are making payments based on loss mitigation plans

ARC HOME UPDATE

•Arc Home(9) continued expanding its Non-QM footprint
◦Non-QM originations grew to $376.2 million in Q2 2021, as compared to $187.9 million in Q1 2021
◦Non-QM represented 34.2% of Arc Home's funded product mix in Q2 2021, as compared to 15.6% in Q1 2021
•Arc Home generated pre-tax net losses of $(3.7) million in the second quarter
◦Resulted in losses of $(2.7) million for MITT, which does not include $1.4 million of gains recognized by Arc Home in connection with the sale of residential mortgage loans to us
◦Loss driven by MTM losses on Arc Home’s MSR portfolio, net of MSR hedge gains
◦Able to partially mitigate gain on sale margin compression with quarter over quarter growth in Non-QM originations

The table below provides a summary of Arc Home's comparative performance:

	2020 FY	Q4 2020	Q1 2021	Q2 2021
Origination Volume
Lock Dollars $B(a)	$5.3	$1.4	$1.4	$1.2
Funding Dollars $B	$3.8	$1.2	$1.2	$1.1
Funding by Channel(b)
Wholesale	36.0%	38.7%	50.2%	61.9%
Correspondent	32.0%	34.3%	25.1%	24.2%
Retail/Direct	32.0%	27.0%	24.7%	13.9%
Funding by Product(b)
Conventional	79.8%	78.6%	73.7%	56.2%
Non-QM	4.1%	6.5%	15.6%	34.2%
Government	15.4%	13.9%	7.9%	8.3%
Jumbo	0.7%	1.0%	2.8%	1.3%
Gain on Sale Margin	310bps	353bps	255bps	181bps
(a) Represents loans yet to be funded whereby the borrower has entered into an interest rate lock agreement
(b) Represents the weighted average calculated based on quarterly funding dollars

MITT KEY STATISTICS

($ in millions, except per share data)	June 30, 2021
Investment portfolio(4)	$1,966.3
Financing arrangements(5)	1,267.6
Total Economic Leverage(6)	1,007.5
Stockholders’ equity	465.9
GAAP Leverage Ratio	3.4x
Economic Leverage Ratio(6)	2.2x
Book value, per share(1)(2)	$15.19
Adjusted Book value, per share(1)(2)	$14.72
Dividend, per share(1)	$0.21
Duration gap (in years)(10)	0.46

The below table provides a summary of our quarter to date activity impacting book value as well as a reconciliation to adjusted book value. Adjusted book value is calculated by reducing stockholders' equity by the liquidation preference of our preferred stock.

($ in thousands, except per share data)	Amount	Per Diluted Share(2)
3/31/21 Book Value	$229,008	$14.78
Common dividend	(3,394)	(0.21)
Core earnings	30	—
Net proceeds from issuance of common stock and preferred share exchange offers(a)	8,988	—
Net realized and unrealized gain/(loss) included within equity in earnings/(loss) from affiliates	(1,261)	(0.09)
Net realized gain/(loss)	4,374	0.26
Net unrealized gain/(loss)	9,685	0.58
Transaction related expenses and deal related performance fees	(2,024)	(0.14)
6/30/21 Book Value	$245,406	$15.19
Change in Book Value	16,398	0.41

6/30/21 Book Value	$245,406	$15.19
Net proceeds less liquidation preference of preferred stock	(7,519)	(0.47)
6/30/21 Adjusted Book Value	$237,887	$14.72
(a) This balance primarily relates to the impact on book value as a result of the preferred stock exchange and usage of the ATM program that occurred during the quarter.

DIVIDEND

The Company announced today, July 30, 2021, that its Board of Directors (the "Board") has declared third quarter 2021 preferred stock dividends as follows:

In accordance with the terms of its 8.25% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock"), the Board declared a quarterly cash dividend of $0.51563 per share on its Series A Preferred Stock;

In accordance with the terms of its 8.00% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), the Board declared a quarterly cash dividend of $0.50 per share on its Series B Preferred Stock; and

In accordance with the terms of its 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"), the Board declared a quarterly cash dividend of $0.50 per share on its Series C Preferred Stock.

The above dividends for the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock are payable on September 17, 2021 to preferred shareholders of record on August 31, 2021.

On June 15, 2021, the Board declared a first quarter dividend of $0.21 per share of common stock (on a post-reverse split basis) that was paid on July 30, 2021 to common stockholders of record as of June 30, 2021.

On May 17, 2021, the Board declared a quarterly dividend of $0.51563 per share on the Series A Preferred Stock, $0.50 per share on the Series B Preferred Stock, and $0.50 per share on the Series C Preferred Stock. The dividends were paid on June 17, 2021 to preferred stockholders of record as of May 28, 2021.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders, and analysts to participate in MITT’s second quarter earnings conference call on July 30, 2021 at 8:30 am Eastern Time. The stockholder call can be accessed by dialing 1 (888) 424-8151

(U.S. domestic) or 1 (847) 585-4422 (international). Please enter code number 7868 403.

A presentation will accompany the conference call and will be available under "Presentations" in the "Investor Relations" section on the Company’s website at www.agmit.com. Select the Q2 2021 Earnings Presentation link to download the presentation in advance of the stockholder call.

For those unable to listen to the live call, an audio replay will be available promptly following the conclusion of the call on July 31, 2021 through August 29, 2021. To access the replay, please go to https://onlinexperiences.com/Launch/QReg/ShowUUID=1B097C44-A52E-4202-A909-89E179AC9E6A&LangLocaleID=1033. The replay passcode is 50206642.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a mortgage REIT that opportunistically invests in a diversified risk-adjusted portfolio of Credit Investments and Agency RMBS. The Company’s Credit Investments include Residential Investments and Commercial Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., a leading privately-held alternative investment firm focusing on credit and real estate strategies.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO GORDON

Angelo, Gordon & Co., L.P. is a privately held limited partnership founded in November 1988. The firm currently manages approximately $44 billion with a primary focus on credit and real estate strategies. Angelo Gordon has over 570 employees, including more than 210 investment professionals, and is headquartered in New York, with associated offices elsewhere in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, adjusted book value, our investments, our business and investment strategy, investment returns, return on equity, liquidity, financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of our company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, the uncertainty and economic impact of the COVID-19 pandemic and of responsive measures implemented by various governmental authorities, businesses and other third parties; our ability to continue executing on our strategic goals, including our ability to continue increasing the size of our investment portfolio and shifting into residential whole loans; our ability to prudently grow our Non-Agency loan portfolio by delivering origination partners attractive product offerings or otherwise; whether growth in the new origination Non-Agency mortgage space will occur as anticipated or at all; whether market, regulatory and structural changes will result in the market opportunities we expect or at all, and whether we will be able to capitalize on such opportunities in the manner we anticipate; our ability to exit legacy commercial assets on the terms and within the timeframe anticipated; our levels of leverage, including our levels of non-recourse financing; changes in our business and investment strategy; our ability to continue to increase our adjusted book value; our ability to predict and control costs; changes in interest rates and the fair value of our assets, including negative changes resulting in margin calls relating to the financing of our assets; changes in the yield curve; the timing and amount of stock issuances pursuant to our ATM program or otherwise; changes in prepayment rates on the loans we own or that underlie our investment securities; our distribution policy; Arc Home’s performance, including its ability to increase its product offerings; our ability to execute securitizations; our ability to achieve our forecasted returns on equity post-securitization; increased rates of default or delinquencies and/or decreased recovery rates on our assets; the availability of and competition for our target investments; our ability to obtain and maintain financing arrangements on terms favorable to us or at all; changes in general economic conditions in our industry and in the finance and real estate markets, including the impact on the value of our assets; conditions in the market for Residential Investments, Agency RMBS, and Commercial Investments; legislative and regulatory actions by the U.S. Department of the Treasury, the Federal Reserve and other agencies and instrumentalities in response to the economic effects of the COVID-19 pandemic; how COVID-19 may affect us, our operations and personnel; the forbearance program included in the Coronavirus Aid, Relief, and Economic Security Act; our ability to make distributions to our stockholders in the future; our ability to maintain our qualification as a REIT for federal tax purposes; and our ability to qualify for an exemption from registration under the Investment Company Act of 1940, as amended. Additional information concerning these and other risk factors are contained in our filings with the Securities and Exchange Commission ("SEC"), including those described in Part I – Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as such factors may be updated from time to time our period filings with the SEC. Copies are available free of charge on the SEC's website, http://www.sec.gov/. All forward looking statements in this press release speak only as of the date of this press release. We undertake no duty to update any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. All financial information in this press release is as of June 30, 2021, unless otherwise indicated.

All per share amounts and common shares outstanding in this presentation have been adjusted on a retroactive basis to reflect the Company's 1-for-3 reverse stock split which became effective on July 22, 2021.

NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this press release includes certain non-GAAP financial results and financial metrics derived therefrom, including Core Earnings, investment portfolio, financing arrangements, and economic leverage ratio, which are calculated by including or excluding unconsolidated investments in affiliates or, with respect to our equity allocation calculation, by allocating all non-investment portfolio related assets and liabilities to our investment portfolio categories based on the characteristics of such assets and liabilities, as described in the footnotes to this press release. Our management team believes that this non-GAAP financial information, when considered with our GAAP financials, provides supplemental information useful for investors as it enables them to evaluate our current core performance using the same metrics that management uses to operate the business. Our presentation of non-GAAP financial information may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP financial information should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with GAAP should be carefully evaluated.

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	June 30, 2021	December 31, 2020
Assets
Residential mortgage loans, at fair value - $502,956 and $46,571 pledged as collateral, respectively	$1,029,244	$435,441
Real estate securities, at fair value:
Agency - $689,871 and $460,949 pledged as collateral, respectively	696,704	518,352
Non-Agency - $3,454 and $28,653 pledged as collateral, respectively	3,878	38,406
CMBS - $31,614 and $42,669 pledged as collateral, respectively	31,614	56,788
Commercial loans, at fair value	62,279	111,549
Commercial loans held for sale, at fair value	—	13,959
Investments in debt and equity of affiliates	135,868	150,667
Excess mortgage servicing rights, at fair value	2,608	3,158
Cash and cash equivalents	64,007	47,926
Restricted cash	23,708	14,392
Receivable on unsettled trades - $104,772 and $0 pledged as collateral, respectively	106,247	—
Other assets	12,133	9,407
Total Assets	$2,168,290	$1,400,045

Liabilities
Financing arrangements	$1,207,468	$564,047
Securitized debt, at fair value	482,533	355,159
Payable on unsettled trades	—	51,136
Dividend payable	3,394	1,243
Other liabilities	9,018	18,755
Total Liabilities	1,702,413	990,340
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - $227,991 and $246,610 aggregate liquidation preference as of June 30, 2021 and December 31, 2020, respectively	220,472	238,478
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 16,158 and 13,805 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively (a)	162	138
Additional paid-in capital (a)	719,940	689,147
Retained earnings/(deficit)	(474,697)	(518,058)
Total Stockholders’ Equity	465,877	409,705

Total Liabilities & Stockholders’ Equity	$2,168,290	$1,400,045
(a)Amounts have been adjusted to reflect the one-for-three reverse stock split effected July 22, 2021.

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	June 30, 2021	June 30, 2020
Net Interest Income
Interest income	$14,228	$13,369
Interest expense	5,294	8,613
Total Net Interest Income	8,934	4,756

Other Income/(Loss)
Net realized gain/(loss)	4,374	(91,609)
Net interest component of interest rate swaps	(1,573)	—
Unrealized gain/(loss), net	9,685	100,179
Other income/(loss), net	—	(155)
Total Other Income/(Loss)	12,486	8,415

Expenses
Management fee to affiliate	1,667	1,678
Other operating expenses	4,866	4,557
Restructuring related expenses	—	7,104
Servicing fees	672	566
Total Expenses	7,205	13,905

Income/(loss) before equity in earnings/(loss) from affiliates	14,215	(734)

Equity in earnings/(loss) from affiliates	1,278	3,434
Net Income/(Loss) from Continuing Operations	15,493	2,700
Net Income/(Loss) from Discontinued Operations	—	361
Net Income/(Loss)	15,493	3,061

Gain on Exchange Offers, net	114	—
Dividends on preferred stock (a)	(4,689)	(5,667)

Net Income/(Loss) Available to Common Stockholders	$10,918	$(2,606)

Earnings/(Loss) Per Share - Basic (b)
Continuing Operations	$0.70	$(0.27)
Discontinued Operations	—	0.03
Total Earnings/(Loss) Per Share of Common Stock (b)	$0.70	$(0.24)

Earnings/(Loss) Per Share - Diluted (b)
Continuing Operations	$0.70	$(0.27)
Discontinued Operations	—	0.03
Total Earnings/(Loss) Per Share of Common Stock (b)	$0.70	$(0.24)

Weighted Average Number of Shares of Common Stock Outstanding (b)
Basic	15,589	10,947
Diluted	15,589	10,947
(a)The three months ended June 30, 2020 include cumulative and undeclared dividends of $5.7 million on the Company's Preferred Stock as of June 30, 2020.
(b)Amounts have been adjusted to reflect the one-for-three reverse stock split effected July 22, 2021.

NON-GAAP FINANCIAL MEASURE

This press release contains Core Earnings, a non-GAAP financial measure. Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define Core Earnings, a non-GAAP financial measure, as Net Income/(loss) available to common stockholders excluding (i) (a) unrealized gains/(losses) on real estate securities, loans, derivatives and other investments, inclusive of our investment in AG Arc, and (b) net realized gains/(losses) on the sale or termination of such instruments, (ii) any transaction related expenses incurred in connection with the acquisition or disposition of our investments, (iii) accrued deal-related performance fees payable to Arc Home and third party operators to the extent the primary component of the accrual relates to items that are excluded from Core Earnings, such as unrealized and realized gains/(losses), (iv) realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and the derivatives intended to offset changes in the fair value of those net mortgage servicing rights, (v) deferred taxes recognized at our taxable REIT subsidiaries, if any, (vi) any foreign currency gain/(loss) relating to monetary assets and liabilities, (vii) income from discontinued operations, and (viii) any gains/(losses) associated with exchange transactions on our common and preferred stock. Items (i) through (viii) above include any amount related to those items held in affiliated entities. Management considers the transaction related expenses referenced in (ii) above to be similar to realized losses incurred at the acquisition or disposition of an asset and does not view them as being part of its core operations. Management views the exclusion described in (iv) above to be consistent with how it calculates Core Earnings on the remainder of its portfolio. Management excludes all deferred taxes because it believes deferred taxes are not representative of current operations. As defined, Core Earnings include the net interest income and other income earned on our investments on a yield adjusted basis, including TBA dollar roll income or any other investment activity that may earn or pay net interest or its economic equivalent.

A reconciliation of GAAP Net Income/(loss) available to common stockholders to Core Earnings for the three months ended June 30, 2021 and June 30, 2020 is set forth below (in thousands, except per share data):

	Three Months Ended
	June 30, 2021	June 30, 2020
Net Income/(loss) available to common stockholders	$10,918	$(2,606)
Add (Deduct):
Net realized (gain)/loss	(4,374)	91,609
Unrealized (gain)/loss, net	(9,685)	(100,179)
Transaction related expenses and deal related performance fees	2,024	572
Equity in (earnings)/loss from affiliates	(1,278)	(3,434)
Net interest income and expenses from equity method investments(a)(b)	2,539	11,233
Net (income)/loss from discontinued operations	—	(361)
Other (income)/loss, net	—	156
(Gains) from Exchange Offer, net	(114)	—
Core Earnings	$30	$(3,010)

Core Earnings, per Diluted Share(c)	$0.00	$(0.28)
(a) For the three months ended June 30, 2021 and June 30, 2020, $(1.5) million or $(0.10) per share and $(0.4) million or $(0.04) per share, respectively of realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and corresponding derivatives net of taxes were excluded from Core Earnings per diluted share.
(b) Core income or loss recognized by AG Arc excludes our portion of gains recorded by Arc Home in connection with the sale of residential mortgage loans to us. For the three months ended June 30, 2021, we eliminated $1.4 million of such gains recognized by Arc Home and also decreased the cost basis of the underlying loans we purchased by the same amount. Upon reducing our cost basis, unrealized gains are recorded within net income based on the fair value of the underlying loans at quarter end. We did not eliminate any intra-entity profits for the three months ended June 30, 2020.
(c) All per share amounts for all periods presented have been adjusted to reflect the one-for-three reverse stock split.

Footnotes

(1)    As of June 30, 2021, book value is calculated using stockholders’ equity less net proceeds of our cumulative redeemable preferred stock ($220.5 million) as the numerator. As of June 30, 2021, adjusted book value is calculated using stockholders’ equity less the liquidation preference of our cumulative redeemable preferred stock ($228.0 million) as the numerator.
(2)    Diluted per share figures are calculated using diluted weighted average outstanding shares in accordance with GAAP.
(3)    The economic return on equity for the quarter represents the change in adjusted book value per share from March 31, 2021 to June 30, 2021, plus the common dividends declared over that period, divided by adjusted book value per share as of March 31, 2021.
(4)    The investment portfolio at period end consists of the net carrying value of our Residential Investments, Commercial Investments, Agency RMBS, and where applicable, any long positions in TBAs, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Our Residential Investments, Commercial Investments, and Agency RMBS are held at fair value. Our Credit Investments refer to our Residential Investments and Commercial Investments. Refer to footnote 5 for more information on the GAAP accounting for certain items included in our investment portfolio. The percentage of fair value includes any net TBA positions and securities and mortgage loans owned through investments in affiliates and is exclusive of AG Arc LLC.
(5)    Generally, when we purchase an investment and finance it, the investment is included in our assets and the financing is reflected in our liabilities on our consolidated balance sheet as either “Financing arrangements” or “Securitized debt, at fair value.” Throughout this press release where we disclose our investment portfolio and the related financing, we have presented this information inclusive of (i) securities and mortgage loans owned through investments in affiliates that are accounted for under GAAP using the equity method and, where applicable, (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. The related financing includes financing of $60.2 million and $114.0 million recorded within "Investments in debt and equity of affiliates" on the Company's consolidated balance sheet as of June 30, 2021 and March 31, 2021, respectively. This presentation excludes investments through AG Arc LLC unless otherwise noted.
(6)    The Economic Leverage Ratio is calculated by dividing total Economic Leverage, including any net TBA position, by our GAAP stockholders’ equity at quarter-end. Total Economic Leverage at quarter-end includes recourse financing arrangements recorded within "Investments in debt and equity of affiliates" exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells and any net TBA position (at cost). Total Economic Leverage excludes any non-recourse financing arrangements. Non-recourse financing arrangements include securitized debt, as well as financing on certain Non-QM Loans. Our obligation to repay our non-recourse financing arrangements is limited to the value of the pledged collateral thereunder and does not create a general claim against us as an entity.
(7)    Net interest margin is calculated by subtracting the weighted average cost of funds from the weighted average yield for our investment portfolio, which excludes cash held. Net interest margin also excludes any net TBA position.
(8)    We allocate our equity by investment using the fair value of our investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). We allocate all non-investment portfolio related assets and liabilities to our investment portfolio categories based on the characteristics of such assets and liabilities in order to sum to stockholders' equity per the consolidated balance sheets. Our equity allocation method is a non-GAAP methodology and may not be comparable to the similarly titled measure or concepts of other companies, who may use different calculations and allocation methodologies.
(9)    We invest in Arc Home LLC through AG Arc LLC, one of our equity method investees. Our investment in AG Arc LLC is $50.9 million as of June 30, 2021, representing a 44.6% ownership interest.
(10)    We estimate duration based on third-party models. Different models and methodologies can produce different effective duration estimates for the same securities. Duration includes any net TBA position. Duration does not include our equity interest in AG Arc LLC.